EXHIBIT 23.01

CONSENT OF KPMG LLP

The Board of Directors
Versant Corporation:

We consent to the incorporation by reference into the Company’s previously filed Registration Statements on Form S-8 (Nos. 333-87922 and 333-67776) of our report dated November 26, 2002, with respect to the consolidated balance sheet of Versant Corporation as of October 31, 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended, and the related financial statement schedule, which report appears in the October 31, 2002 annual report on Form 10-K of Versant Corporation.

Mountain View, California
January 29, 2003